EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Second Quarter Results
ATLANTA, September 3, 2026 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its second quarter of fiscal 2026 ended August 1, 2026.
Consolidated net sales in the second quarter of fiscal 2026 were $394 million compared to $403 million in the second quarter of fiscal 2025. EPS on a GAAP basis was $3.25 compared to $1.12 in the second quarter of fiscal 2025, with the current year period reflecting a $2.07 tariff related refund impact recognized during the quarter. On an adjusted basis, EPS was $1.34 compared to $1.26 in the second quarter of fiscal 2025.
Tom Chubb, Chairman and CEO, commented, “Our second quarter results were in-line with our expectations, highlighted by year-over-year adjusted earnings per share growth and a low-single-digit comparable sales gain at Tommy Bahama. This performance contributed to strong cash flow generation in the first half of the year, which along with tariff refunds received to-date, we used to significantly reduce debt.”
Mr. Chubb concluded, “Tommy Bahama’s positive momentum is being offset by softness in other parts of our portfolio, particularly Lilly Pulitzer which we believe is primarily attributable to addressable product and marketing challenges in a fashion merchandising business. The combination of these internal headwinds and ongoing macro-economic consumer pressure has led us to lower our guidance for fiscal 2026. We have initiated actions to position the business for profitable growth next year, including increasing our promotional activity at Lilly Pulitzer in the coming months to spur demand and prevent the build up of slow moving inventory. We’ve also implemented a broader review across the enterprise to identify opportunities aimed at enhancing our long-term earnings power that is less dependent on historical top-line growth rates.”
Second Quarter of Fiscal 2026 versus Fiscal 2025

Net Sales by Operating Group	Second Quarter
($ in millions)	2026	2025	% Change
Tommy Bahama	$230.9	$229.0	0.8%
Lilly Pulitzer	85.2	90.3	(5.6%)
Johnny Was	41.4	45.4	(8.8%)
Emerging Brands	37.1	38.5	(3.7%)
Other	(0.3)	(0.1)	NM
Total Company	$394.4	$403.1	(2.2%)
•Consolidated net sales were $394 million compared to $403 million in the second quarter of fiscal 2025.
◦Full-price direct-to-consumer (DTC) sales decreased 1% to $289 million versus the second quarter of fiscal 2025.
▪Full-price retail sales of $139 million were 2% lower than the prior-year period.

▪E-commerce sales of $150 million were comparable to the prior-year period.
◦Food and beverage sales of $32 million were 11% higher than the prior-year period driven primarily by new locations opened in fiscal 2025. Comparable store sales were flat.
◦Outlet sales of $20 million were comparable to the prior-year period.
◦Wholesale sales of $52 million were 14% lower than the second quarter of fiscal 2025 driven primarily by lower off-price sales.
•Gross margin was 73.8%, compared to 61.4% in the second quarter of fiscal 2025. The increased gross margin was primarily due to (1) the favorable impact of recognizing $42 million of tariff refund claims as a reduction of cost of goods sold, (2) updated assortment, sourcing and pricing strategies resulting in higher initial mark-ups, (3) a change in sales mix with off-price wholesale sales representing a lower proportion of net sales and (4) a $1 million lower LIFO accounting charge in the second quarter of fiscal 2026 compared to the second quarter of fiscal 2025. These factors were partially offset by a change in sales mix with a higher proportion of net sales occurring during promotional events at Tommy Bahama, Lilly Pulitzer and Emerging Brands. On an adjusted basis, which excludes the impact of tariff refunds and LIFO accounting, gross margin was 63.1% compared to 61.7% in the second quarter of fiscal 2025.
•SG&A was $212 million compared to $209 million, impacted primarily by costs related to new brick and mortar retail locations and food and beverage locations, increases in software and consulting costs and costs associated with the transition of our Lyons, Georgia distribution center operations. On an adjusted basis, SG&A was $210 million compared to $209 million in the prior-year period.
•Royalties and other operating income increased to $7 million from $3 million in the second quarter of fiscal 2025 primarily reflecting the normalization of sales by our licensing partners that were impacted by the implementation of tariffs in Fiscal 2025 and $1 million of interest received related to tariff refunds.
•Operating income on a GAAP basis was $69 million, or 17.4% of net sales, compared to $25 million, or 6.3% of net sales, in the second quarter of fiscal 2025. On an adjusted basis, operating income was $29 million, or 7.4% of net sales, compared to $28 million, or 7.0% of net sales, in the second quarter of fiscal 2025.
•Interest expense of $1 million in the second quarter of fiscal 2026 was comparable to the second quarter of fiscal 2025.
•For both the second quarter of fiscal 2026 and second quarter of fiscal 2025, our effective tax rate of 27.3% and 30.1%, respectively, primarily reflects the unfavorable net discrete tax expense for shortfalls in stock-based compensation vesting during each respective quarter.
Balance Sheet and Liquidity
Inventory as of the end of the second quarter of fiscal 2026 decreased $20 million, or 12%, on a LIFO basis compared to the end of the second quarter of fiscal 2025 primarily as a result of an increase in the LIFO reserve and decreases in Emerging Brands, Lilly Pulitzer and Johnny Was. On a FIFO basis, inventory decreased $9 million, or 4%, compared to the end of the second quarter of fiscal 2025.
During the first half of fiscal 2026, cash provided by operations was $97 million compared to $80 million in the first half of fiscal 2025.
Borrowings outstanding decreased to $73 million at the end of the second quarter of fiscal 2026 compared to $143 million at the end of the first quarter of fiscal 2026, $81 million at the end of the second quarter of fiscal 2025 and $116 million at the end of fiscal 2025. During the first half of fiscal 2026, cash flow from operations exceeded capital expenditures of $32 million, primarily associated with the opening of new brick and mortar locations and the distribution center in Lyons, Georgia and dividend payments of $22 million.
Dividend
The Board of Directors declared a quarterly cash dividend of $0.70 per share. The dividend is payable on October 30, 2026, to shareholders of record as of the close of business on October 16, 2026. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
For fiscal 2026 ending January 30, 2027, the Company has revised its sales and EPS guidance. The Company now expects net sales in a range of $1.430 billion to $1.470 billion as compared to net sales of $1.478 billion in fiscal 2025. In fiscal 2026, the Company now expects GAAP earnings per share to be between $3.07 and $3.47, which includes $2.07 of tariff refund receivables and related interest, compared to fiscal 2025 GAAP net loss per share of $1.86, which included noncash impairment charges primarily associated with Johnny Was totaling $61 million, or $3.05 per share. Adjusted EPS is now expected to be between $1.60 and $2.00, compared to fiscal 2025 adjusted EPS of $2.11.
For the third quarter of fiscal 2026, the Company expects net sales to be between $280 million and $300 million compared to net sales of $307 million in the third quarter of fiscal 2025. GAAP loss per share is expected to be between $1.47 and $1.27 in the third quarter of fiscal 2026 compared to a net loss per share of $4.28 in the third quarter of fiscal 2025, which included noncash impairment charges primarily associated with Johnny Was totaling $61 million, or $3.05 per share. Adjusted loss per share is expected to be in a range of $1.40 to $1.20 compared to a net loss per share of $0.92 in the third quarter of fiscal 2025.
The Company anticipates interest expense of $6 million in fiscal 2026, including $1 million in the third quarter of fiscal 2026. The Company’s effective tax rate is expected to be between 27% and 28% for the full year of fiscal 2026 and approximately 24% for the third quarter.
Capital expenditures in fiscal 2026, including the $32 million in the first half of fiscal 2026, are expected to be approximately $60 million compared to $108 million in fiscal 2025. The planned year-over-year decrease relates to fewer new store openings expected in fiscal 2026 and the completion of the new distribution center in Lyons, Georgia.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 17, 2026, by dialing (412) 317-6671 access code 13762170.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include EBITDA, adjusted EBITDA (when applicable), adjusted segment EBITDA, adjusted net earnings (loss), adjusted net earnings (loss) per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation:
•changes in the trade policies of the United States and those of other nations, including risks of potential future changes or worsening trade tensions between the United States and other countries and the impact of uncertainties surrounding U.S. trade policy on consumer sentiment, inflation and financial markets;
•our ability to mitigate current and potential future tariffs imposed and receive remaining tariff refunds;
•demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, tariffs, interest rates, the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors;
•risks relating to our product sourcing efforts, including our ability to identify alternative countries to source and produce our products and to successfully implement changes in our supply chain;
•our ability to accurately forecast consumer demand and effectively manage inventory levels, including the risk of increased promotional activity and margin pressure or, conversely, lost sales as a result of inaccurate forecasts;
•possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures or other factors;
•competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment, including those related to shifts in technology;
•global supply chain constraints that have affected, and could continue to affect, transit, and other costs, including those related to disruptions of land or sea transportation routes or distribution or shipping channels;
•the impact of inflationary pressures on labor costs, including wages, healthcare and other benefit-related costs;
•costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers;
•energy costs, including rising fuel prices and their impact on the costs of raw materials and our distribution and logistics operations;
•our ability to respond to rapidly changing consumer expectations;
•unseasonal or extreme weather conditions or natural disasters;
•financial difficulties for our business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, that may impact their ability to meet their obligations to us and/or continue our business relationship to the same degree as they have historically;
•hiring of, retention of and disciplined execution by key management and other critical personnel, as well as the effective transition of executive level responsibilities;
•the execution of key strategic initiatives to drive operating performance across our enterprise;
•cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems;
•inability or failure to successfully and effectively implement new information technology systems and supporting controls, including artificial intelligence-enabled tools, and risks associated with third-party service providers and interconnected systems;
•the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences;
•the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business;
•the timing of shipments requested by our wholesale customers;
•fluctuations and volatility in global financial and/or real estate markets;

•our ability to identify and secure suitable locations for new retail store and food and beverage openings, as well as to successfully negotiate acceptable terms for the early exit or restructuring of leases for underperforming locations;
•the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures, including those related to enhancing artificial intelligence capabilities;
•the timing, cost and successful implementation of changes to our distribution network, including the possibility that we may not realize the anticipated benefits of our new state-of-the-art distribution center in Lyons, Georgia;
•the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts;
•expected outcomes of pending or potential litigation and regulatory actions;
•consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct;
•the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance;
•access to capital and/or credit markets;
•factors that could affect our consolidated effective tax rate;
•the risk of impairment to goodwill and other intangible assets such as the impairment charges incurred in our Johnny Was and Jack Rogers reporting units during the third quarter of fiscal 2025; and
•geopolitical risks, including the U.S.-Iran conflict as well as other hostilities in the Middle East, ongoing challenges between the United States and China and those related to the ongoing war in Ukraine.
Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2025 Form 10-K, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	August 1,	August 2,
	2026	2025
ASSETS
Current Assets
Cash and cash equivalents	$9,020	$6,877
Receivables, net	61,906	67,762
Tariff receivable	12,811	—
Inventories, net	147,141	166,670
Prepaid expenses and other current assets	50,728	52,740
Total Current Assets	$281,606	$294,049
Property and equipment, net	334,980	297,593
Intangible assets, net	185,798	253,340
Goodwill	25,592	27,407
Operating lease assets	389,883	377,190
Other assets, net	66,689	65,619
Deferred income taxes	14,707	9,198
Total Assets	$1,299,255	$1,324,396

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$83,752	$95,625
Accrued compensation	27,361	29,340
Current portion of operating lease liabilities	59,701	63,521
Accrued expenses and other liabilities	68,918	59,752
Total Current Liabilities	$239,732	$248,238
Long-term debt	73,245	81,375
Non-current portion of operating lease liabilities	391,140	368,482
Other non-current liabilities	30,662	29,188
Shareholders’ Equity
Common stock, $1.00 par value per share	14,978	14,867
Additional paid-in capital	213,305	197,643
Retained earnings	338,329	387,620
Accumulated other comprehensive loss	(2,136)	(3,017)
Total Shareholders’ Equity	$564,476	$597,113
Total Liabilities and Shareholders’ Equity	$1,299,255	$1,324,396

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter		First Half
	Fiscal 2026	Fiscal 2025	Fiscal 2026	Fiscal 2025
Net sales	$394,376	$403,143	$785,778	$796,004
Cost of goods sold	103,247	155,518	250,766	296,093
Gross profit	$291,129	$247,625	$535,012	$499,911
Operating expenses
SG&A	212,270	208,996	423,158	414,740
Depreciation and amortization	17,198	16,585	33,578	33,549
Total operating expenses	$229,468	$225,581	$456,736	$448,289
Royalties and other operating income	7,155	3,367	12,903	9,995
Operating income	$68,816	$25,411	$91,179	$61,617
Interest expense, net	1,489	1,548	3,771	3,274
Earnings before income taxes	$67,327	$23,863	$87,408	$58,343
Income tax expense	18,360	7,171	23,453	15,470
Net earnings	$48,967	$16,692	$63,955	$42,873

Net earnings per share:
Basic	$3.28	$1.12	$4.29	$2.85
Diluted	$3.25	$1.12	$4.25	$2.83
Weighted average shares outstanding:
Basic	14,939	14,875	14,916	15,049
Diluted	15,078	14,944	15,042	15,175
Dividends declared per share	$0.70	$0.69	$1.40	$1.38

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half
	Fiscal 2026	Fiscal 2025
Cash Flows From Operating Activities:
Net earnings	$63,955	$42,873
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	29,965	28,687
Amortization of intangible assets	3,613	4,862
Impairment of property and equipment	2,126	—
Equity compensation expense	7,797	8,259
Amortization of deferred financing costs	193	193
Deferred income taxes	19,395	11,220
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(5,245)	4,621
Inventories, net	17,970	990
Income tax receivable	3,455	4,923
Prepaid expenses and other current assets	(4,665)	(14,055)
Current liabilities	(35,532)	1,610
Other balance sheet changes	(5,727)	(14,634)
Cash provided by operating activities	$97,300	$79,549
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(28)
Purchases of property and equipment	(31,536)	(54,604)
Other investing activities	66	(13)
Cash used in investing activities	$(31,470)	$(54,645)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(271,705)	(232,208)
Proceeds from revolving credit arrangements	228,507	282,479
Repurchase of common stock	—	(55,202)
Proceeds from issuance of common stock	830	977
Repurchase of equity awards for employee tax withholding liabilities	(920)	(2,251)
Cash dividends paid	(21,545)	(21,258)
Other financing activities	—	(260)
Cash used in financing activities	$(64,833)	$(27,723)
Net change in cash and cash equivalents	997	(2,819)
Effect of foreign currency translation on cash and cash equivalents	(106)	226
Cash and cash equivalents at the beginning of year	8,129	9,470
Cash and cash equivalents at the end of period	$9,020	$6,877

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Second Quarter			First Half
AS REPORTED	Fiscal 2026	Fiscal 2025	% Change	Fiscal 2026	Fiscal 2025	% Change
Tommy Bahama
Net sales	$230.9	$229.0	0.8%	$455.6	$445.2	2.3%
Gross profit	$162.4	$139.0	16.9%	$309.9	$278.7	11.2%
Gross margin	70.3%	60.7%		68.0%	62.6%
Segment EBITDA	$51.3	$34.3	49.4%	$91.4	$72.6	25.8%
Segment EBITDA margin	22.2%	15.0%		20.1%	16.3%
Lilly Pulitzer
Net sales	$85.2	$90.3	(5.6)%	$175.6	$189.3	(7.3)%
Gross profit	$66.5	$59.0	12.7%	$121.8	$123.9	(1.7)%
Gross margin	78.0%	65.4%		69.4%	65.5%
Segment EBITDA	$25.0	$17.8	40.4%	$40.0	$40.8	(2.1)%
Segment EBITDA margin	29.3%	19.7%		22.8%	21.6%
Johnny Was
Net sales	$41.4	$45.4	(8.8)%	$79.3	$88.9	(10.8)%
Gross profit	$36.1	$28.1	28.3%	$61.0	$56.3	8.4%
Gross margin	87.2%	62.0%		76.9%	63.3%
Segment EBITDA	$9.4	$(1.3)	830.8%	$8.1	$(1.3)	722.2%
Segment EBITDA margin	22.6%	(2.8)%		10.3%	(1.5)%
Emerging Brands
Net sales	$37.1	$38.5	(3.7)%	$75.7	$72.8	4.0%
Gross profit	$25.9	$22.8	13.7%	$46.6	$43.1	8.2%
Gross margin	69.9%	59.1%		61.6%	59.2%
Segment EBITDA	$6.6	$4.0	64.5%	$9.6	$6.9	39.5%
Segment EBITDA margin	17.8%	10.4%		12.6%	9.4%
Corporate and Other
Net sales	$(0.3)	$(0.1)	NM	$(0.3)	$(0.2)	NM
Gross profit (loss)	$0.2	$(1.2)	NM	$(4.3)	$(2.0)	NM
Corporate EBITDA	$(6.2)	$(12.8)	NM	$(24.3)	$(23.9)	NM
Consolidated
Net sales	$394.4	$403.1	(2.2)%	$785.8	$796.0	(1.3)%
Gross profit	$291.1	$247.6	17.6%	$535.0	$499.9	7.0%
Gross margin	73.8%	61.4%		68.1%	62.8%
SG&A	$212.3	$209.0	1.6%	$423.2	$414.7	2.0%
SG&A as % of net sales	53.8%	51.8%		53.9%	52.1%
Depreciation and amortization	$17.2	$16.6	3.7%	$33.6	$33.5	0.1%
Depreciation and amortization as % of net sales	4.4%	4.1%		4.3%	4.2%
Operating income	$68.8	$25.4	170.8%	$91.2	$61.6	48.0%
Operating margin	17.4%	6.3%		11.6%	7.7%
Earnings before income taxes	$67.3	$23.9	182.1%	$87.4	$58.3	49.8%
Net earnings	$49.0	$16.7	193.4%	$64.0	$42.9	49.2%
Net earnings per diluted share	$3.25	$1.12	190.7%	$4.25	$2.83	50.5%
Weighted average shares outstanding - diluted	15.1	14.9	0.9%	15.0	15.2	(0.9)%

The following table presents a reconciliation from segment EBITDA to net earnings (in millions):

	Second Quarter			First Half
	Fiscal 2026	Fiscal 2025	% Change	Fiscal 2026	Fiscal 2025	% Change
Segment EBITDA
Tommy Bahama	$51.3	$34.3	49.4%	$91.4	$72.6	25.8%
Lilly Pulitzer	$25.0	$17.8	40.4%	$40.0	$40.8	(2.1)%
Johnny Was	$9.4	$(1.3)	830.8%	$8.1	$(1.3)	722.2%
Emerging Brands	$6.6	$4.0	64.5%	$9.6	$6.9	39.5%
Corporate and Other	$(6.2)	$(12.8)	NM	$(24.3)	$(23.9)	NM%
EBITDA(1)	$86.0	$42.0	104.8%	$124.8	$95.2	31.1%
Depreciation and amortization	$17.2	$16.6	3.7%	$33.6	$33.5	0.1%
Consolidated operating income(1)	$68.8	$25.4	170.8%	$91.2	$61.6	48.0%
Interest expense, net	$1.5	$1.5	(3.8)%	$3.8	$3.3	15.2%
Earnings before income taxes(1)	$67.3	$23.9	182.1%	$87.4	$58.3	49.8%
Income taxes	$18.4	$7.2	156.0%	$23.5	$15.5	51.6%
Net earnings(1)	$49.0	$16.7	193.4%	$64.0	$42.9	49.2%
The table below summarizes adjustments made to the as reported figures shown above (in millions):

	Second Quarter		First Half
ADJUSTMENTS	Fiscal 2026	Fiscal 2025	Fiscal 2026	Fiscal 2025
LIFO adjustments(2)	$(0.4)	$0.9	$3.9	$1.4
Amortization of Johnny Was intangible assets(3)	$1.4	$1.9	$2.7	$3.9
Lyons Distribution Center movement costs(4)	$0.3	$0.0	$0.8	$0.0
Merchandising strategic initiatives(5)	$1.0	$0.0	$1.8	$0.0
Store closure impairment charges(6)	$1.0	$0.0	$1.8	$0.0
Tariff refunds(7)	$(41.7)	$0.0	$(41.7)	$0.0
Tariff refunds interest(8)	$(1.0)	$0.0	$(1.0)	$0.0
Impact of income taxes(9)	$10.7	$(0.7)	$8.7	$(1.3)
Adjustment to net earnings(1)	$(28.8)	$2.1	$(22.9)	$3.9
The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of operations (in millions):

	Second Quarter		First Half
	Fiscal 2026	Fiscal 2025	Fiscal 2026	Fiscal 2025
Cost of goods sold (as reported)	$103.2	$155.5	$250.8	$296.1
LIFO adjustments(2)	$(0.4)	$0.9	$3.9	$1.4
Tariff refunds(7)	$(41.7)	$—	$(41.7)	$—

SG&A (as reported)	$212.3	$209.0	$423.2	$414.7
Lyons Distribution Center movement costs(4)	$0.3	$—	$0.8	$—
Merchandising strategic initiatives(5)	$1.0	$—	$1.8	$—
Store closure impairment charges(6)	$1.0	$—	$1.8	$—

Depreciation and amortization (as reported)	$17.2	$16.6	$33.6	$33.5
Amortization of Johnny Was intangible assets(3)	$1.4	$1.9	$2.7	$3.9

Royalties and other income (as reported)	$7.2	$3.4	$12.9	$10.0
Tariff refunds interest(8)	$(1.0)	$—	$(1.0)	$—

Consolidated operating income (as reported)	$68.8	$25.4	$91.2	$61.6

	Second Quarter			First Half
AS ADJUSTED	Fiscal 2026	Fiscal 2025	% Change	Fiscal 2026	Fiscal 2025	% Change
Tommy Bahama
Net sales	$230.9	$229.0	0.8%	$455.6	$445.2	2.3%
Gross profit(7)	$146.8	$139.0	5.6%	$294.3	$278.7	5.6%
Gross margin(7)	63.6%	60.7%		64.6%	62.6%
Segment EBITDA(5)(7)	$36.5	$34.3	6.4%	$77.0	$72.6	6.0%
Segment EBITDA margin(5)(7)	15.8%	15.0%		16.9%	16.3%
Lilly Pulitzer
Net sales	$85.2	$90.3	(5.6)%	$175.6	$189.3	(7.3)%
Gross profit(7)	$54.9	$59.0	(6.9)%	$110.2	$123.9	(11.1)%
Gross margin(7)	64.5%	65.4%		62.8%	65.5%
Segment EBITDA(7)	$13.4	$17.8	(24.6)%	$28.4	$40.8	(30.4)%
Segment EBITDA margin(7)	15.7%	19.7%		16.2%	21.6%
Johnny Was
Net sales	$41.4	$45.4	(8.8)%	$79.3	$88.9	(10.8)%
Gross profit(7)	$28.1	$28.1	(0.3)%	$52.9	$56.3	(5.9)%
Gross margin(7)	67.7%	62.0%		66.8%	63.3%
Segment EBITDA(3)(6)(7)	$1.4	$(1.3)	209.6%	$0.5	$(1.3)	137.7%
Segment EBITDA margin(3)(6)(7)	3.4%	(2.8)%		0.6%	(1.5)%
Emerging Brands
Net sales	$37.1	$38.5	(3.7)%	$75.7	$72.8	4.0%
Gross profit(7)	$19.4	$22.8	(14.8)%	$40.1	$43.1	(6.9)%
Gross margin(7)	52.4%	59.1%		53.0%	59.2%
Segment EBITDA(6)(7)	$1.0	$4.0	(74.5)%	$4.5	$6.9	(34.1)%
Segment EBITDA margin(6)(7)	2.8%	10.4%		6.0%	9.4%
Corporate and Other
Net sales	$(0.3)	$(0.1)	NM	$(0.3)	$(0.2)	NM
Gross profit (loss)(2)	$(0.2)	$(0.3)	NM	$(0.4)	$(0.6)	NM
Corporate EBITDA(2)(4)(8)	$(7.3)	$(11.9)	NM	$(20.0)	$(22.5)	NM
Consolidated
Net sales	$394.4	$403.1	(2.2)%	$785.8	$796.0	(1.3)%
Gross profit	$249.0	$248.6	0.2%	$497.2	$501.3	(0.8)%
Gross margin	63.1%	61.7%		63.3%	63.0%
SG&A	$210.0	$209.0	0.5%	$418.7	$414.7	0.9%
SG&A as % of net sales	53.2%	51.8%		53.3%	52.1%
Depreciation and amortization	$15.8	$14.7	8.1%	$30.9	$29.7	3.9%
Depreciation and amortization as % of net sales	4.0%	3.6%		3.9%	3.7%
Operating income	$29.3	$28.3	3.6%	$59.6	$66.9	(10.9)%
Operating margin	7.4%	7.0%		7.6%	8.4%
Earnings before income taxes	$27.8	$26.7	4.0%	$55.8	$63.6	(12.3)%
Net earnings	$20.2	$18.8	7.1%	$41.0	$46.8	(12.3)%
Net earnings per diluted share	$1.34	$1.26	6.1%	$2.73	$3.08	(11.5)%

	Second Quarter	Second Quarter	Second Quarter	First Half	First Half
	Fiscal 2026	Fiscal 2026	Fiscal 2025	Fiscal 2026	Fiscal 2025
	Actual	Guidance(10)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$3.25	$1.13 - 1.23	$1.12	$4.25	$2.83
LIFO adjustments(2)(11)	(0.02)	0.00	0.05	0.19	0.07
Amortization of Johnny Was intangible assets(3)(11)	0.07	0.07	0.10	0.13	0.19
Lyons distribution center movement costs(4)(11)	0.01	0.00	0.00	0.04	0.00
Merchandising strategic initiatives(5)(11)	0.05	0.00	0.00	0.09	0.00
Store closure impairment charges(6)(11)	0.05	0.00	0.00	0.09	0.00
Tariff received (7)(11)	(2.02)	0.00	0.00	(2.02)	0.00
Tariff received interest (8)(11)	(0.05)	0.00	0.00	(0.05)	0.00
As adjusted(1)	$1.34	$1.20 -1.40	$1.26	$2.73	$3.08

	Third Quarter	Third Quarter
	Fiscal 2026	Fiscal 2025
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$(1.47) - (1.27)	$(4.28)
LIFO adjustments(13)	0.00	0.11
Amortization of Johnny Was intangible assets(3)(11)	0.07	0.10
Johnny Was impairment charges(14)(11)	0.00	2.86
Johnny Was organizational realignment initiatives(15)(11)	0.00	0.10
Emerging Brands impairment charges(16)(11)	0.00	0.20
As adjusted(1)	$(1.40) - (1.20)	$(0.92)

	Fiscal 2026	Fiscal 2025
	Guidance(12)	Actual
Net earnings (loss) per diluted share:
GAAP basis	$3.07 - 3.47	$(1.86)
LIFO adjustments(13)	0.22	0.42
Amortization of Johnny Was intangible assets(3)(11)	0.27	0.38
Lyons distribution center movement costs(4)(11)	0.01	0.00
Merchandising strategic initiatives(5)(11)	0.05	0.00
Store closure impairment charges(6)(11)	0.05	0.00
Johnny Was impairment charges(14)(11)	0.00	2.82
Johnny Was organizational realignment initiatives(15)(11)	0.00	0.15
Emerging Brands impairment charges(16)(11)	0.00	0.20
Tariff refunds(7)(11)	(2.02)	0.00
Tariff refunds interest(8)(11)	(0.05)	0.00
As adjusted(1)	$1.60 - 2.00	$2.11

(1)Amounts in columns may not add due to rounding.
(2)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(3)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in depreciation and amortization in Johnny Was.
(4)Lyons distribution center relocation costs relate to one-time, non-recurring costs to move inventory between distribution facilities in Lyons, Georgia. These charges are included in SG&A in Corporate and Other.
(5)Merchandising strategic initiatives relate to one-time, non-recurring costs, incurred to assess and strategically align our merchandising operations across the Company. These charges are included in SG&A in Tommy Bahama and Corporate and Other.
(6)Store closure impairment charges relate to charges incurred to close retail stores. These charges are included in SG&A in Johnny Was and Emerging Brands.
(7)Represents refunds received from the U.S. government for tariffs paid in previous periods. These adjustments are included in cost of goods sold in each reportable segment.
(8)Represents interest received from the U.S. government related to tariffs paid in previous periods. These adjustments are included in royalties and other operating income in Corporate and Other.
(9)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(10) Guidance as issued on June 10, 2026.
(11) Adjustments shown net of income taxes.
(12) Guidance as issued on September 3, 2026.
(13) No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(14) Johnny Was impairment charges represent the impairment of the Johnny Was intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Johnny Was.
(15) Johnny Was organizational realignment initiatives include severance costs, consulting fees and store closure related costs. These charges are included in SG&A and depreciation and amortization in Johnny Was.
(16) Emerging Brands impairment charges represent the impairment of the Jack Rogers goodwill and intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Emerging Brands.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2025
Tommy Bahama
Full-price retail store	103	103	104	102
Retail-food and beverage	26	26	28	28
Outlet	36	38	38	37
Total Tommy Bahama	165	167	170	167
Lilly Pulitzer full-price retail store	65	66	66	67
Johnny Was
Full-price retail store	77	75	75	75
Outlet	3	3	3	3
Total Johnny Was	80	78	78	78
Emerging Brands
Southern Tide full-price retail store	35	36	35	34
TBBC full-price retail store	8	9	9	9
Total Oxford	353	356	358	355

Fiscal 2026
Tommy Bahama
Full-price retail store	102	104
Retail-food and beverage	28	29
Outlet	38	38
Total Tommy Bahama	168	171
Lilly Pulitzer full-price retail store	69	70
Johnny Was
Full-price retail store	70	70
Outlet	3	3
Total Johnny Was	73	73
Emerging Brands
Southern Tide full-price retail store	33	31
TBBC full-price retail store	8	8
Total Oxford	351	353